Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 22, 2013 (the “Effective Date”), is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of July 28, 2009 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive jointly desire to enter into this Agreement, which is intended to replace and supersede the Prior Agreement in its entirety, to reflect the terms and conditions of the Executive’s continued employment with the Company.

In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby agrees to continue his employment with the Company.

2. Duties and Reporting Relationship. (a)  The Executive shall continue his employment as the President and Chief Content Officer of the Company. In such capacity, the Executive shall be responsible for management of all aspects of the Company’s programming functions and all personnel working in such areas shall report to the Executive. During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company, use his skills and render services to the best of his ability. The Executive shall perform such activities and duties consistent with his position as the Chief Executive Officer of the Company shall from time to time reasonably specify and direct. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express written consent of the Chief Executive Officer of the Company or the General Counsel of the Company, other than passive investments.

(b) The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in New York, New York.

(c) Unless otherwise required by law, administrative regulation or the listing standards of the exchange on which the Company’s shares are primarily traded, the Executive shall report solely to the Chief Executive Officer of the Company.

3. Term. The term of this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date, unless terminated earlier pursuant to the provisions of Section 6 or extended in accordance with Section 6(f)(v) (as applicable, the “Term”).

4. Compensation. (a)  During the Term, the Executive shall be paid an annual base salary of $1,250,000, which may be subject to any increase from time to time by

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recommendation of the Chief Executive Officer of the Company to, and approval by, the Board of Directors of the Company (the “Board”) or any committee thereof (such amount, as increased, the “Base Salary”). All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

(b) On the first business day following the Effective Date on which the Company and the Executive are not subject to a blackout restriction (the “First Trading Day”), the Company shall grant to the Executive the following:

(i) an option to purchase shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the First Trading Day, with the number of shares of Common Stock subject to such option being that necessary to cause the Black-Scholes-Merton value of such option on the First Trading Day to be equal to $6,500,000, determined by using inputs consistent with those the Company uses for its financial reporting purposes. Such option shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A.

(ii) a number of restricted stock units equal to $1,000,000, divided by the closing price of the Common Stock on the Nasdaq Global Select Market on the First Trading Day. Such restricted stock units shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B.

(c) All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law, including, as and where applicable, federal, New York state and New York City income tax withholding, federal unemployment tax and social security (FICA).

5. Additional Compensation; Expenses and Benefits. (a)  During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement; provided that such expenses are incurred in accordance with the policies and procedures established by the Company. The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

(b) During the Term, the Executive shall be eligible to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s 401(k) savings plan.

(c) During the Term, the Executive shall be eligible to participate in any bonus plans generally offered to executive officers of the Company. The Executive’s target annual bonus opportunity shall be 150% of the Executive’s Base Salary (the “Bonus”). Bonus(es) will be subject to the Executive’s individual performance and satisfaction of objectives established by the Board or the compensation committee of the Board (the

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“Compensation Committee”), and further are subject to the exercise of negative discretion to reduce Bonus(es) as determined in the sole discretion of the Chief Executive Officer of the Company and as reviewed and approved by the Compensation Committee. Bonus(es), if any, will be paid in the form of cash.

6. Termination. The date upon which the Executive’s employment with the Company under this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date”. With respect to any payment or benefits that would be considered deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and which are payable upon or following a termination of employment, a termination of employment shall not be deemed to have occurred unless such termination also constitutes a “separation from service” within the meaning of Section 409A and the regulations thereunder (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which a Separation from Service takes place shall be the Termination Date.

(a) The Company has the right and may elect to terminate this Agreement for Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

(i) (A)  a material breach by the Executive of the terms of this Agreement, (B) a material breach by the Executive of the Executive’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board, or (C) the Executive’s violation of the Company’s Code of Ethics which is demonstrably and materially injurious to the Company, if any such material breach or violation described in clauses (A), (B) or (C), to the extent curable, remains uncured after fifteen (15) days have elapsed following the date on which the Company gives the Executive written notice of such material breach or violation;

(ii) the Executive’s act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company or any of its affiliates;

(iii) the Executive’s conviction or the plea of nolo contendere or the equivalent in respect of a felony;

(iv) any damage of a material nature to any property of the Company or any of its affiliates caused by the Executive’s willful misconduct or gross negligence;

(v) the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company or its affiliates;

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(vi) the Executive’s failure to comply with the Chief Executive Officer’s reasonable written instructions on a material matter within five (5) days; or

(vii) conduct by the Executive that in the reasonable good faith written determination of the Board demonstrates unfitness to serve as an officer of the Company or its affiliates, including a finding by the Board or any judicial or regulatory authority that the Executive committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.

(b) Termination of the Executive for Cause pursuant to Section 6(a) shall be communicated by a Notice of Termination for Cause. For purposes of this Agreement, a “Notice of Termination for Cause” shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than a majority of the directors (other than the Executive, if the Executive is then serving on the Board) present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after fifteen (15) days’ notice to the Executive (which notice the Company shall use reasonable efforts to confirm that the Executive has actually received and which notice for purposes of Section 6(a) may be delivered, in addition to the requirements set forth in Section 17, through the use of electronic mail) and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in any of clauses (i) through (vii) of Section 6(a) and specifying the particulars thereof in reasonable detail. For purposes of Section 6(a), this Agreement shall terminate on the date specified by the Board in the Notice of Termination for Cause.

(c) (i)  This Agreement and the Executive’s employment shall terminate upon the death of the Executive.

(ii) If the Executive is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty (180) days within any three hundred sixty-five (365)-day period (“Disability”), the Company shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. The Executive shall not be terminated following a Disability except pursuant to this Section 6(c)(ii). For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 6(c)(ii). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Disability Termination. This Agreement and the Executive’s employment shall terminate on the day such Notice of Disability Termination is received by the Executive.

(d) The Executive shall have the absolute right to terminate his employment at any time with or without Good Reason. Should the Executive wish to resign from his position with the Company during the Term for other than Good Reason (as defined below), the Executive shall give at least fourteen (14) days’ prior written notice to the Company. This Agreement shall terminate on the effective date of the resignation set forth in the notice of resignation; provided that the Company may, at its sole discretion, instruct that the Executive

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perform no job responsibilities and cease his active employment immediately upon receipt of such notice from the Executive.

(e) The Company shall have the absolute right to terminate the Executive’s employment without Cause at any time. This Agreement shall terminate one (1) day following receipt of such notice by the Executive; provided that the Company may, at its sole discretion, instruct that the Executive cease active employment and perform no more job duties immediately upon provision of such notice to the Executive.

(f) Should the Executive wish to resign from his position with the Company for Good Reason during the Term, the Executive shall give at least seven (7) days’ prior written notice to the Company. This Agreement shall terminate on the date specified in such notice; provided that the Company may, at its sole discretion, instruct that the Executive cease active employment and perform no more job duties immediately upon receipt of such notice from the Executive.

For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without the Executive’s prior written consent) for a period of thirty (30) days after delivery to the Company by the Executive of a written notice of the occurrence of such event:

(i) the assignment to the Executive by the Company of duties not reasonably consistent with the Executive’s positions, duties, responsibilities, titles or offices at the commencement of the Term, any material reduction in the Executive’s duties or responsibilities as described in Section 2 or any removal of the Executive from or any failure to re-elect the Executive to any of such positions or the Executive not being the most senior executive, other than the Company’s Chief Executive Officer, who is responsible for all programming activities and personnel (except in connection with the termination of the Executive’s employment for Cause, Disability or as a result of the Executive’s death or by the Executive other than for Good Reason); or

(ii) the Executive ceasing to report directly to the Chief Executive Officer of the Company (unless otherwise required by Section 2(c) hereof); or

(iii) any requirement that the Executive report for work to a location more than twenty-five (25) miles from the Company’s current headquarters for more than thirty (30) days in any calendar year, excluding any requirement that results from the damage or destruction of the Company’s current headquarters as a result of natural disasters, terrorism, acts of war or acts of God; or

(iv) any reduction in the Base Salary; or

(v) the Company’s failure to make a bona fide offer in writing to renew this Agreement, for an additional one (1)-year term, on the terms and conditions set forth in this Agreement (including the Base Salary set forth in Section 4(a), but excluding any equity–based compensation set forth in Section 4(b)), at least ninety (90) days prior to (x) the third anniversary of the Effective Date and (y) each subsequent anniversary of the Effective Date following the third anniversary of the Effective Date;

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provided that (for purposes of this clause (y) only) this Agreement has been renewed on the previous anniversary of the Effective Date; or

(vi) any material breach by the Company of this Agreement.

(g) (i)  If the employment of the Executive is terminated by the Company for Cause, by the Executive other than for Good Reason or due to death or Disability, the Executive (or his estate in the case of death) shall, in lieu of any future payments or benefits under this Agreement, be entitled to (A) any earned but unpaid Base Salary and any business expenses incurred but not reimbursed, in each case, prior to the Termination Date and (B) any other vested benefits under any other benefit or incentive plans or programs in accordance with the terms of such plans and programs (collectively, the “Accrued Payments and Benefits”).

(ii) If, during the Term, the employment of the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, then, subject to Section 6(h), the Executive shall have an absolute and unconditional right to receive, and the Company shall pay to the Executive without setoff, counterclaim or other withholding, except as set forth in Section 4(c), (A) the Accrued Payments and Benefits, (B) a lump sum amount equal to the sum of (x) the Executive’s annualized Base Salary then in effect and (y) an amount in cash equal to the Bonus last paid (or due and payable) to the Executive in respect of the fiscal year immediately preceding the year in which the Termination Date occurs, and (C) the continuation, at the Company’s expense (by direct payment, not reimbursement to the Executive) of (1) medical and dental benefits in a manner that will not be taxable to the Executive and (2) life insurance benefits, on the same terms as provided by the Company for active employees for one year following the Termination Date. The lump sum amount contemplated by clause (B) above shall be paid on the sixtieth (60th) day following the Termination Date.

(h) The Company’s obligations under Section 6(g)(ii) shall be conditioned upon the Executive executing, delivering, and not revoking during the applicable revocation period a waiver and release of claims against the Company, substantially in the form attached as Exhibit C (the “Release”) within sixty (60) days following the Termination Date.

(i) Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of his Separation from Service and if any portion of the payments or benefits to be received by the Executive upon Separation from Service would be considered deferred compensation under Section 409A (”Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (x) the first (1st) business day of the seventh (7th) month following the date of the Executive’s Separation from Service and (y) the Executive’s death.

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7. Nondisclosure of Confidential Information. (a)  The Executive acknowledges that in the course of his employment he will occupy a position of trust and confidence. The Executive shall not, except in connection with the performance of his functions or as required by applicable law, disclose to others or use, directly or indirectly, any Confidential Information.

(b) “Confidential Information” shall mean information about the Company’s business and operations that is not disclosed by the Company for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company, including, without limitation, any business plans, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company in writing. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company or prepared by the Executive in the course of his employment by the Company; provided that the Executive will be able to keep his cell phones, blackberries, personal computers, personal rolodex and the like so long as any Confidential Information is removed from such items.

(c) The provisions of this Section 7 shall survive indefinitely.

8. Covenant Not to Compete. During the Executive’s employment with the Company and during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for his own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged in any operations in North America involving the transmission of radio entertainment programming, the production of radio entertainment programming, the syndication of radio entertainment programming, the promotion of radio entertainment programming or the marketing of radio entertainment programming, in each case, in competition with the Company (each, a “Competitive Activity”); provided that nothing in this Agreement shall prevent the purchase or ownership by the Executive by way of investment of less than five (5) percent of the shares or equity interest of any corporation or other entity. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business from any of the customers of the Company as to any product or service described above that competes with any product or service provided or marketed by the Company on the date of the Executive’s termination of employment with the Company during the Term (as such Term may be extended in accordance with Section 6(f)(v) of this Agreement) (the “Milestone Date”). The Executive agrees that during the Restricted Period he will not solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company. For purposes of this Agreement, the “Restricted Period” shall mean the period of one year following the

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Milestone Date. For purposes of this Agreement, the term “radio” shall mean terrestrial radio, satellite radio, HD radio, internet radio and other audio delivered terrestrially, by satellite, HD or the internet (which audio is not coupled with moving visual elements, such as television, movies, or other moving visual images delivered via the internet or otherwise). Notwithstanding anything to the contrary in this Section 8, it shall not be a violation of this Section 8 for the Executive to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not engaged in a Competitive Activity; provided that the Executive performs services solely for such non-competitive division or business line.

9. Change of Control Provisions. (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change of control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

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(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change of control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code (including, without limitation, any portion of such Total Payments equal to the value of the covenant included in Section 8, as determined by the Auditor or such other accounting, consulting or valuation firm selected by the Company prior to the change of control and reasonably acceptable to the Executive), in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d) At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Executive or the Company in connection with this Section 9) will be at the expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

(e) If the Executive receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

10. Remedies. The Executive and the Company agree that damages for breach of any of the covenants under Sections 7 and 8 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond.

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The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 7 or 8 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

11. Indemnification. The Company shall indemnify the Executive to the full extent provided in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the law of the State of Delaware in connection with his activities as an officer of the Company.

12. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter, including the Prior Agreement, but excluding any equity award agreements between the Executive and the Company.

13. Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

14. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

15. Assignment. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company’s assets shall assume this Agreement.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

17. Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission, one (1) business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five (5) days after mailing by registered or certified mail:

if to the Company:

Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020

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Attention: General Counsel
Telecopier: (212) 584-5353

if to the Executive:

Address on file at the offices
of the Company

or to such other person or address as either party shall furnish in writing to the other party from time to time.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

19. Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 of this Agreement; nor shall the amount of any benefit or payment provided for under Section 6 of this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer.

20. Arbitration. (a)  The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company, or the termination of the Executive’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company or his termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

(b) The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.

(c) The Company and the Executive agree that the sole dispute that is excepted from Section 20(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7, 8 or 10 of this Agreement,

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which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 20(a).

21. Compliance with Section 409A. (a)  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). This Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of the Executive’s employment that constitute Nonqualified Deferred Compensation may only be made upon a Separation from Service. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(b) With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Each payment under this Agreement shall be regarded as a “separate payment” and not one of a series of payments for purposes of Section 409A.

22. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23. Executive’s Representation. The Executive hereby represents and warrants to Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of his obligations under this Agreement.

24. Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment with the Company, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

25. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and

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clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:	/s/ Dara F. Altman
Dara F. Altman
Executive Vice President and
Chief Administrative Officer

/s/ Scott A. Greenstein
SCOTT A. GREENSTEIN

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Exhibit A

THIS OPTION MAY NOT BE TRANSFERRED EXCEPT BY WILL OR UNDER THE LAWS
OF DESCENT AND DISTRIBUTION.

SIRIUS XM RADIO 2009 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), dated ________ __, 2013,1 is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

1. Grant of Option; Vesting. (a)  Subject to the terms and conditions of this Agreement, the Sirius XM Radio 2009 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of July __, 2013, between the Company and the Executive (the “Employment Agreement”), the Company hereby grants to the Executive the right and option (this “Option”) to purchase ______________________ (_________) shares2 of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price per Share of $____ (the “Exercise Price”).3 This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

(b) Subject to the terms of this Agreement, this Option shall vest and become exercisable in three (3) equal installments on each of July __, 2014, July __, 2015, and July __,4 2016, subject to the Executive’s continued employment on each of these dates other than as specifically stated herein.

(c) If the Executive’s employment with the Company terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Executive’s employment is terminated (x) due to death or “Disability” (as defined in the Employment Agreement), (y) by the Company without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. The waiver of the condition contained above that the Executive be an employee of the Company in the event of the termination of the Executive due to Disability, by the Company without Cause or by the

[1]	The “First Trading Day,” as defined in the Employment Agreement.
[2]	Number to be computed in accordance with Section 4(b)(i) of the Employment Agreement.
[3]	Closing price on the First Trading Day.
[4]	First, second and third anniversaries of the “Effective Date,” as defined in the Employment Agreement.

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Executive for Good Reason shall be conditioned upon the Executive executing a release in accordance with Section 6(h) of the Employment Agreement.

2. Term. This Option shall terminate on _________ __, 2023 (the “Option Expiration Date”);5 provided that if:

(a) the Executive’s employment with the Company is terminated due to the Executive’s death or Disability, by the Company without Cause, or by the Executive for Good Reason, the Executive (or his beneficiary, in the case of death) may exercise this Option in full until the first (1st) anniversary of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;

(b) the Executive’s employment with the Company is terminated for Cause, this Option shall be cancelled upon the date of such termination; and

(c) the Executive voluntarily terminates his employment with the Company without Good Reason, the Executive may exercise any vested portion of this Option until ninety (90) days following the date of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date.

3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.

4. Change of Control. In the event of a Change of Control, this Option shall be governed by the terms of the Plan; provided that any transactions between Liberty Media Corporation and its affiliates shall not constitute a Change of Control for purposes of the Plan.

5. Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby shall be null and void.

6. Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates representing the Shares purchased upon exercise of this Option, collect from the Executive the amount of any such tax to the extent not previously withheld. The Executive may satisfy his withholding obligations in the manner contemplated by Section 14(d) of the Plan.

7. Rights of the Executive. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Executive any right to, or guarantee of, continued employment by the Company, or in any way limit the right of

[5]	Day prior to the tenth anniversary of the First Trading Day.

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the Company to terminate employment of the Executive at any time, subject to the terms of the Employment Agreement or any other written employment or similar agreement between the Company and the Executive.

8. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisors in connection with this Agreement and this Option.

9. Agreement Subject to the Plan. This Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan. A copy of the Plan previously has been delivered to the Executive. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between the Company and the Executive with respect to this Option.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): Company: Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, Attention: General Counsel; and Executive: Address on file at the office of the Company. Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

12. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

13. Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:
Dara F. Altman
Executive Vice President and
Chief Administrative Officer

SCOTT A. GREENSTEIN

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Exhibit B

THE RSUs HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES
LAWS. THE RSUs MAY NOT BE TRANSFERRED EXCEPT

BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION.

SIRIUS XM RADIO

2009 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated _________ __, 2013,6 is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

1. Grant of RSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Radio 2009 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of July __, 2013, between the Company and the Executive (the “Employment Agreement”), the Company hereby grants ________________7 restricted share units (“RSUs”) to the Executive. Each RSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the date specified in this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company until the Shares have been registered in the Company’s register of stockholders.

[6]	The “First Trading Day,” as defined in the Employment Agreement.
[7]	Number to be determined in accordance with Section 4(b)(ii) of the Employment Agreement.

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4. Issuance of Shares subject to RSUs. (a) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, on July __, 2016,8 the Company shall issue, or cause there to be transferred, to the Executive (or his beneficiary, in the case of death) an amount of Shares representing an equal number of the RSUs granted to the Executive under this Agreement (as adjusted pursuant to Section 2 above, if applicable), if the Executive continues to be employed by the Company on July __, 2016.

(b) If the Executive’s employment with Company terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Executive’s employment terminates due to death or “Disability” (as defined in the Employment Agreement), by the Company without “Cause” (as defined in the Employment Agreement), or by the Executive for “Good Reason” (as defined in the Employment Agreement), the unvested portion of the RSUs, to the extent not previously cancelled or forfeited, shall immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive (or to the Executive’s estate in the case of death) the amount of Shares equal to the number of RSUs granted to the Executive under this Agreement (to the extent not previously transferred, cancelled or forfeited), as adjusted pursuant to Section 2 above, if applicable. The waiver of the condition contained above that the Executive be an employee of the Company in the event of the termination of the Executive due to Disability, by the Company without Cause or by the Executive for Good Reason shall be conditioned upon the Executive executing a release in accordance with Section 6(h) of the Employment Agreement.

5. Change of Control. In the event of a Change of Control, the RSUs shall be governed by the terms of the Plan; provided that any transactions between Liberty Media Corporation and its affiliates shall not constitute a Change of Control for purposes of the Plan.

6. Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void.

7. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of delivery of certificates representing the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld; provided that, at the Executive’s election, such withholding shall be satisfied by the Company withholding Shares otherwise deliverable pursuant to this Agreement having a Fair Market Value equal to the amount of such required withholding.

8. Rights of the Executive. Neither this Agreement nor the RSUs shall confer upon the Executive any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate the employment of the Executive at any time, subject

[8]	Third anniversary of the “Effective Date,” as defined in the Employment Agreement.

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to the terms of any written employment or similar agreement between the Company and the Executive.

9. Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult his personal legal and tax advisors in connection with this Agreement and the RSUs.

10. Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. A copy of the Plan previously has been delivered to the Executive. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between the Company and the Executive with respect to the RSUs.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
Attention: General Counsel

Executive:	Scott A. Greenstein
Address on file at the
office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:
	Dara Altman	SCOTT A. GREENSTEIN
Executive Vice President and
Chief Administrative Officer

22

Exhibit C

AGREEMENT AND RELEASE

This Agreement and Release, dated as of _________, 20__ (this “Agreement”), is entered into by and between SCOTT A. GREENSTEIN (the “Executive”) and SIRIUS XM RADIO INC. (the “Company”).

The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

1. The Executive’s employment with the Company is terminated as of _____________, 20__ (the “Termination Date”).

2. The Company and the Executive agree that the Executive shall be provided severance pay and other benefits, less all legally required and authorized deductions, in accordance with the terms of Section 6(g) of the Employment Agreement between the Executive and the Company, dated as of July __, 2013 (as it may have been amended, the “Employment Agreement”), and the exhibits thereto; provided that no such severance shall be paid if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that he is entering into this Agreement in consideration of such severance benefits and the Company’s agreements set forth herein. All vacation pay earned and unused as of the Termination Date will be paid to the Executive as required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date other than any vested accrued benefits under the Company’s compensation and benefit plans, and other than the rights, if any, granted to the Executive under the terms of any stock option, restricted stock, or other equity award agreements or plans.

3. The Executive, for himself, and for his heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges the Company and its parent, and its and their predecessors, successors, and assigns, if any, as well as all of their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from the Company as provided in the Employment Agreement or otherwise; (ii) to coverage under the Company’s insurance policies covering officers and directors; (iii) to other benefits which by

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their express terms extend beyond the Executive’s separation from employment (including the Executive’s rights under Section 6(g) of the Employment Agreement); and (iv) under this Agreement, and (c) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement.

4. The Executive specifically waives all rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of his employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) he may and should consult an attorney before signing this Agreement, (2) he has [twenty-one (21)/forty-five (45)]9 days to consider this Agreement, and (3) he has seven (7) days after signing this Agreement to revoke this Agreement.

5. Notwithstanding the above, nothing in this Agreement prevents or precludes the Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency.

6. The Executive acknowledges that he has read and understands the foregoing release and executes it voluntarily and without coercion.

7. This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.

8. The Executive warrants that he has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company.

[9]	To be determined by the Company in connection with the termination.

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9. The Executive shall not make any disparaging remarks about the Company or its parent, or its or their officers, agents, employees, practices or products; provided that the Executive may provide truthful and accurate facts and opinions about the Company where required to do so by law. The Company shall not, and shall instruct its officers not to, make any disparaging remarks about the Executive; provided that the Company and its officers may provide truthful and accurate facts and opinions about the Executive where required to do so by law.

10. The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.

11. In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. All other requests for relief or damages awards shall be governed by Sections 20(a) and 20(b) of the Employment Agreement.

12. The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

13. This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

14. This Agreement, the Employment Agreement, [and list any outstanding award agreements] between the Executive and the Company contain the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

15. The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement, that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon his or its own judgment, belief and knowledge, and has not

25

been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

16. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.

17. The Executive warrants that he will return to the Company all software, computers, computer-related equipment, keys and all materials (including copies) obtained or created by the Executive in the course of his employment with the Company on or before the Termination Date; provided that the Executive will be able to keep his cell phones, blackberries, personal computers, personal rolodex and the like so long as any confidential information is removed from such items.

18. Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of Company clients, nonsolicitation of Company employees and noncompetition with the Company shall remain in full force and effect, including, but not limited to, Sections 7 and 8 of the Employment Agreement.

19. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

20. Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.

SIRIUS XM RADIO INC.

Dated:	By:
Name:
Title:

Dated:
SCOTT A. GREENSTEIN